Exhibit 3.18

ARTICLES OF ORGANIZATION

OF

ANNISTON HMA, LLC

Pursuant to Section 10-12-10 and Section 10-15-3 of the Code of Alabama 1975

Article 1.	The name of the limited liability company is Anniston HMA, LLC.

Article 2.	The limited liability company was converted from Anniston HMA, Inc., an Alabama corporation.

Article 3.	The Certificate of Incorporation and Articles of Dissolution of the converting corporation were or will be filed by the Probate Judge of Calhoun County, Alabama.

Article 4.	The conversion was approved by the sole shareholder of the converting corporation in accordance with Section 10-15-3 of the Code of Alabama 1975.

Article 5.	The duration of the limited liability company is perpetual.

Article 6.	The purpose for which the limited liability is organized is to engage in any lawful act or activity for which a limited liability company may be organized under the Alabama Limited Liability Company Act.

Article 7.	The street address of the initial registered office is: 2000 Interstate Park Drive, Suite 204, Montgomery, Alabama 36109 and the name of the initial registered agent at that office is: The Corporation Company.

Article 8.	The sole initial member is: Health Management Associates, Inc., 5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108.

Article 9.	The limited liability company is to be managed by one or more managers. The initial manager of the limited liability company is Hospital Management Associates, Inc., 5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108, who shall serve as manager of the limited liability company until its successor is elected and beginning serving.

Executed this 26th day of September, 2008.

Health Management Associates, Inc.
—Sole Member

By:	/s/ Timothy R. Parry
Timothy R. Parry, Senior Vice President

STATE OF ALABAMA MONTGOMERY CO. CERTIFY THIS INSTRUMENT WAS FILED ON 2008 OCT - 2 PM 3:32 REESE McKINNEY, JR. JUDGE OF PROBATE

(signature page to Articles of Organization of Anniston HMA, LLC)